Exhibit 10.2
AMENDED AND RESTATED
SEVERANCE AGREEMENT
(Jeffrey N. Male)
     This AGREEMENT was originally entered into on the 26th day of October, 1999, by and among PVF Capital Corp. (the “Corporation”), a corporation organized under the laws of the State of Ohio, Park View Federal Savings Bank (the “Bank”), an OTS-chartered, FDIC-insured savings association with its main office located in Cleveland, Ohio and Jeffrey N. Male (the “Executive”) and was subsequently amended on January 29, 2001, April 30, 2007, July 24, 2007 and May 6, 2008 (the “Agreement”). The Agreement is now amended and restated in its entirety effective December 30, 2008. Any reference to the “Board of Directors” herein shall mean the Board of Directors of the Corporation or the Bank or a committee serving at the pleasure of the Board of Directors of the Bank.
     WHEREAS, the Executive continues to serve as an employee of the Bank and the Corporation; and
     WHEREAS, the parties desire to amend and restate the Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, without in any way limiting or diminishing the existing benefits of the Executive except as required by 409A.
     NOW THEREFORE, in consideration of the performance of the responsibilities of the Executive and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:
1. NO EMPLOYMENT CONTRACT
     The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or Corporation or any subsidiary or successor of the Bank or Corporation, nor shall it give the Bank or Corporation any rights or impose any obligations for the continued performance of duties by the Executive for the Bank or Corporation or any subsidiary or successor of the Bank or Corporation.
2. TERM OF AGREEMENT
     The initial term of this Agreement shall be for a period of three (3) years commencing October 26, 1999 (hereafter referred to as the “Anniversary Date”). Commencing on the first Anniversary Date of this Agreement, and continuing at each Anniversary Date thereafter, the Agreement shall renew for one (1) additional year beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Executive has met the requirements and standards of the Board and that such term shall be extended. If the Board of Directors determines not to extend the term, it shall promptly notify the Executive of such election. Reference herein to the term of this Agreement shall refer both to such initial term and such extended terms. Unless sooner terminated as set forth herein, this contract shall terminate when the Executive reaches age sixty-five (65).
3. TERMINATION FOR CAUSE
     If the Corporation or Bank terminates the Executive’s employment for Cause (as defined below), all of the Bank’s and Corporation’s obligations hereunder shall immediately terminate as of the termination date. For purposes of this Agreement, termination for “Cause” shall mean only the following events: (i) personal dishonesty; (ii) incompetence; (iii) material breach of any provision of this Agreement; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform stated duties; (vi) a material breach of the reasonable policies and procedures for the operation of the Bank provided to the Executive by formal action of the Bank’s Board of Directors; (vii) willful violation of any law, rule, regulation (other than a law, rule or regulation relating to a traffic violation or similar offense) or final cease-and-desist order; or (viii) willful misconduct.
4. VOLUNTARY TERMINATION OF AGREEMENT
     This Agreement may be terminated by the Executive at any time upon ninety (90) days’ written notice to either the Bank or the Corporation or upon such shorter period as may be agreed upon between the Executive and the Board of Directors.
5. DEATH AND DISABILITY BENEFITS
     In the event the Executive dies prior to his retirement, the Executive’s beneficiary or his estate will be entitled to the benefits provided under Section 6(a) and (b) of this Agreement. In the event the Executive becomes disabled and his employment with the Corporation and the Bank is terminated, the Executive will be entitled to the benefits provided under Section 6(a), (b) and (c) of this Agreement. For purposes of this Agreement, “disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such benefits exist, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of at least one hundred eighty (180) consecutive days). The Board of Directors, in good faith, shall determine whether or not Executive becomes and continues to be permanently disabled for purposes of this Agreement, based upon competent medical advice and other factors that the Board of Directors reasonably believes to be relevant. As a condition to any benefits, the Board of Directors may require Executive to submit to physical or mental evaluations and tests as the Board of Directors or its medical experts deem reasonably appropriate.
6. SEVERANCE PAYMENTS OR TERMINATION BENEFITS
     For purpose of this Agreement, the severance payments and termination benefits specified in this Section 6 shall be payable to the Executive subsequent to the occurrence of one of the following events:

(i)	Involuntary termination of the Executive’s employment with the Bank or Corporation with or within one (1) year after a Change in Control, other than for Cause or pursuant to Sections 4 or 21 of this Agreement. For purposes of this section, Change in Control shall have the same meaning as such term is defined in Section 8, and Cause shall have the same meaning as such term is defined in Section 3.

(ii)	Voluntary or involuntary termination for Good Reason, as defined in Section 7, and other than for Cause or pursuant to Sections 4 or 21 of this Agreement.
     (a) Upon the Executive’s termination as a result of one of the events specified in this Section 6, the Bank or Corporation shall pay to Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to three (3) times the Executive’s annual compensation. For purposes of this paragraph, “annual compensation” shall be defined as the Executive’s then current base salary plus annual incentive compensation for the calendar year immediately preceding the year in which the above-mentioned event occurs. Such payment shall be paid to the Executive in a lump sum within thirty (30) days of the Executive’s date of termination. The amount payable to the Executive hereunder shall not be reduced for the time value of money or discounted to present value.
     (b) Upon the Executive’s termination as a result of one of the events specified in this Section 6, the Bank or Corporation shall cause the Executive to become fully vested in any qualified and/or nonqualified plans, programs or arrangements in which the Executive participated, notwithstanding any provisions contained in the respective Agreement of the plan, program or arrangement. The Bank shall also contribute to the Executive’s 401(k) Plan Account the Bank’s matching and/or profit sharing which would have been paid had the Executive remained in the employ of the Bank throughout the remainder of the 401(k) Plan year.
     (c) Upon the Executive’s termination as a result of one of the events specified in this Section 6, the Corporation or Bank will cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank or the Corporation for the Executive prior to his severance. Such coverage shall cease upon the earlier of Executive’s employment by another employer or twelve (12) months from such termination. Upon the expiration of the twelve (12) month period, Executive shall have the option of continuing health insurance coverage at his/her own expense for a period not less than the number of months by which the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation period exceeds twelve (12) months.
     (d) The Executive shall not be required to mitigate the amount of any payment required hereunder by seeking other employment or otherwise nor shall the amount paid hereunder be reduced or offset by any compensation earned or received by the Executive as a result of employment with another employer or self- employment. The amount paid hereunder shall not be reduced by any other plan, program, policy or arrangement of the Bank or Corporation. Benefits provided under Section 6(c) shall be reduced to the extent comparable benefits are actually received by the Executive from or through another employer.

7. GOOD REASON
     For purposes of this Agreement, “Good Reason” means the occurrence of any of the events or conditions described in subparagraphs (a) through (d) hereof without the Executive’s express written consent:
(a)	The assignment to Executive of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

(b)	A material diminution in Executive’s base salary;

(c)	Relocation of Executive to a location outside a radius of 35 miles of the Bank’s Solon, Ohio office; or

(d)	Any other action or inaction by the Bank that constitutes a material breach of this Agreement;
     provided, that within ninety (90) days after the initial existence of such event, the Bank and the Corporation shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.
8. CHANGE IN CONTROL
     (a) If there is a Change in Control of the Bank or Corporation during the term of this Agreement, the Executive shall be entitled to severance payments and/or termination benefits as described in Section 6 of this Agreement if the Executive’s employment with the Bank or the Corporation is involuntarily terminated in connection with or within one (1) year after the Change in Control, other than for Cause or pursuant to Sections 4 or 21. A severance payment shall also be made in the case of the Executive’s voluntary termination of employment for Good Reason (as defined in Section 7 of this Agreement) in connection with or within one (1) year after a Change in Control of the Bank or Corporation. Such voluntary termination of employment for Good Reason in connection with or within one (1) year after a Change in Control of the Bank or Corporation shall not constitute a termination for Cause or a voluntary termination subject to Section 4 of this Agreement.
     (b) For purposes of this Agreement, “Change in Control of the Bank or Corporation” means:
(i)	The acquisition by a person or persons acting in concert of the power to vote twenty-five percent (25%) or more of a class of the Corporation’s voting securities;

(ii)	the acquisition by a person of the power to direct the Bank’s or Corporation’s management or policies, if the Board of Directors or the OTS has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Bank or Corporation for the purposes of the Savings & Loan Holding Company Act or the Change in Bank Control Act and the regulations thereunder;

(iii)	during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or the Corporation cease, for any reason, to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors in office at the beginning of the period;

(iv)	the Corporation shall have merged into or consolidated with another corporation, or merged another corporation into the Corporation, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Corporation prior to such merger or consolidation; or

(v)	the Corporation shall have sold to another person (i) substantially all of the Corporation’s assets or (ii) the Bank. The term “person” refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.
     (c) Notwithstanding any other provision of this Agreement, no severance benefits under this Paragraph 8 shall be paid or payable in respect of any year in which the Bank (i) fails to meet any applicable capital requirements imposed by Part 567 of the OTS regulations (or successor regulations) after giving effect to the payment of severance benefits hereunder, (ii) receives or maintains a safety and soundness CAMEL rating of 4 or 5 from the OTS, or (iii) is subject to a proceeding to terminate deposit insurance. Severance benefits can be paid under clause (i) above to the extent that such payment would not cause the Bank to fail to meet any applicable capital requirements imposed by part 567 of the OTS regulations. In addition, no severance benefits under Paragraph 8 shall be paid or payable if the Executive has committed any fraudulent act or omission or other fiduciary breach that had or is likely to have a material adverse affect on the bank or the Corporation.
9. WITHHOLDING OF TAXES
     The Bank or Corporation may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

10. PAYMENT OF LEGAL AND/OR ACCOUNTING FEES
     Reasonable legal and/or accounting fees and expenses paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Agreement shall be paid or reimbursed by the Corporation in accordance with the following:
     (a) If the Executive, the Bank or the Corporation initiates a proceeding and the Executive prevails, all reasonable legal and/or accounting fees and expenses shall be paid by the Corporation.
     (b) If the Executive initiates a proceeding and does not prevail on his claim, then the Corporation shall reimburse the Executive for all legal and/or accounting fees and expenses but not to exceed the sum of $25,000.
11. SUCCESSOR ORGANIZATION
     The obligations of the Corporation and the Bank as set forth herein shall continue to be the obligation of any successor organization, any organization which purchases substantially all of the liabilities of the Corporation or the Bank, as well as any organization which assumes substantially all of the liabilities of the Corporation or the Bank whether by merger, consolidation, or other form of business combination. This Agreement is personal to the Executive and the Executive may not delegate his duties hereunder.
12. NOTICES
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid to the following addresses or to such other address as either party may designate by like notice.
(a)	If to the Corporation, to:

PVF Capital Corp. Corporate Center 30000 Aurora Road Solon, OH 44139

(b)	If to the Bank, to:

Park View Federal Savings Bank Corporate Center 30000 Aurora Road Solon, OH 44139

(c)	If to the Executive, to:

10680 Bell Road Newbury, OH 44065
and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.
13. AMENDMENTS
     No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
14. SECTION HEADINGS
     The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
15. SEVERABILITY
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions here.
16. GOVERNING LAW
     Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of Ohio, without regard to principles of conflicts law of Ohio.
17. ARBITRATION
     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
18. SECTION 409A OF THE CODE
     (a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subsection (b) below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.
     (b) If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 6(a) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank of the Corporation will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 6(a) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.
     (c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Sections 6(b) and 6(c) of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Sections 6(b) and 6(c) of the Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Corporation shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 12 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 18(b) of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.
     (d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

19. ENTIRE AGREEMENT
     This Agreement, together with any understanding or modifications agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement.
20. TAX INDEMNIFICATION
     (a) For purposes of this Agreement, “Covered Benefits” shall mean any payment or benefit paid or provided to the Executive by the Bank, the Corporation or any affiliate or successor in interest (whether pursuant to this Agreement or otherwise) that, in the opinion of Tax Counsel (as defined below), might reasonably be expected to be subject to any excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the Executive shall receive Covered Benefits, the Corporation shall pay to the Executive an additional amount (the “Gross-Up Payment”), so that the net amount retained by the Executive from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes on the Gross-Up Payment, shall be equal to the Excise Tax on the Covered Benefits. For purposes of determining the amount of the Excise Tax on the Covered Benefits, the amount of the Covered Benefits that shall be taken into account in calculating the Excise Tax shall be equal to (i) the Covered Benefits, less (ii) the amount of such Covered Benefits that, in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), are not parachute payments (within the meaning of Section 280G(b)(1) of the Code).
     (b) For purposes of this Section 20, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the effective date of the Executive’s termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, all determinations required to be made under this Section 20 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Executive, the Bank and the Corporation, absent manifest error.
     (c) The Corporation shall indemnify and hold the Executive harmless from losses, costs and expenses which the Executive incurs as a result of any administrative or judicial review of the Executive’s liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency, through and including a final judicial determination or final administrative settlement of any dispute arising out of the Executive’s liability for the Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any of the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Executive by the Corporation. The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the commencement of any judicial or administrative proceeding in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement or otherwise is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of the

Executive’s liability under Section 4999). The Corporation may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment of the Covered Benefits or any payment or benefit in the nature of compensation made or provided to the Executive by the Corporation, and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation. In the event that the Corporation elects not to assume control over such matters, the Corporation shall promptly reimburse the Executive for all expenses related thereto as and when incurred, upon presentation of appropriate documentation relating to such expenses.
21. REQUIRED PROVISIONS
     In the event any of the foregoing provisions of this Section 21 are in conflict with the terms of this Agreement, this Section 21 shall prevail.
     (a) The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for cause as defined in Section 3 of this Agreement.
     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.
     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
     (d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
     (e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Sec.1828(k) and 12 C.F.R. Sec. 545.121 and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement on December 30, 2008.

WITNESSES:	PVF CAPITAL CORP.

/s/ Sue Kirby	By:	/s/ Stanley Jaros Chairman, Compensation Committee

/s/ Barbara Russell

PARKVIEW FEDERAL BANK

	By:	/s/ Stanley Jaros Chairman, Compensation Committee

EXECUTIVE

/s/ Jeffrey N. Male

County of Cuyahoga	)
) ss:
State of Ohio	)
     Before me this 30th day of December, 2008, personally appeared the above named John R. Male, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

/s/ Theresa Grodell Notary Public

THERESA GRODELL
Notary Public, State of Ohio
My Commission Expires: Jan. 28, 2009